Exhibit 5.1

www.magstonelaw.com

293 Eisenhower Parkway Suite 135 Livingston NJ 07039	415 S Murphy Ave Sunnyvale Ca 94086	1180 Avenue of the Americas 8th Floor New York, NY 10036	1 Raffles Place - Tower 2, #20-61 Singapore 048616

June 9, 2023

TD Holdings, Inc.

139, Xinzhou 11th Street, Futian District

Shenzhen, Guangdong, PRC 518000

Re: TD Holdings, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”), on or about the date hereof relating to an offering of 11,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of TD Holdings, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the TD Holdings, Inc. 2023 Stock Incentive Plan (as amended and restated, the “Plan”).

We have reviewed such documents and made such examination of law as we have deemed appropriate as the basis for the opinions set forth below. We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the shares of Common Stock issuable under the Plan, when issued and sold in accordance with the terms of the Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act of 1933, as amended (the “Securities Act”), will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ MAGSTONE LAW, LLP